GE>

                                                                 Exhibit 10.39
January 30, 2002

Mr. Santosh Rao

Dear Santosh:

I am very pleased to offer you a position with Manufacturers' Services Limited ("the Company") on the following terms and conditions:

     o Your position will be Executive Vice President and Chief Operating Officer, reporting directly to me, and based in our Concord, Massachusetts Corporate Headquarters.

Your compensation will consist of the following:

     o Base Salary at the bi-weekly rate of $15,384.62 ($400,000 per annum) payable in accordance with the Company's payroll practices and procedures.

     o The opportunity to earn a Target Incentive bonus in an amount up to 90% of your Base Salary with the Company's 2002 Cash Incentive Compensation Plan. This bonus will be guaranteed at 100% (pro rata in 2002) if you commence employment on or before February 11, 2002. The amount of bonus you earn will be based on the Company achieving or exceeding specified financial targets and on your accomplishing Personal Performance Goals, which will be established. All cash incentive compensation is paid annually. This plan may be changed from year to year. You will also be eligible to earn a Super Achievement bonus if MSL exceeds established 2002 EBITDA goals. All cash incentive compensation is paid annually. This plan may be changed from year to year.

     o You will be granted options to purchase 450,000 shares of Manufacturers' Services stock pursuant to the Company's Non-Qualified Stock Option Plan, a copy of which will be provided to you with your Award Agreement for such options. The option price will be equal to the price of the stock on your date of hire.

     o The Company will pay all reasonable expenses of your household move and relocation from Singapore to the Concord, Massachusetts area as well as usual and customary closing costs [up to 3 points] for you in the Concord area. In addition the Company will reimburse reasonable temporary living costs in the Concord area as well as education and living expenses in Singapore through June 1, 2002. All payments will be adjusted for tax, as allowed by IRS regulations. You also receive $5,000 for miscellaneous fees for relocation.

     o You will accrue vacation at a rate of 4 weeks per year in accordance with the Company's vacation policy.

     o As soon as practical, but not later then 90 days after your commencement date, the Company shall pay you a $400,000 sign on bonus ("Sign-On Bonus"). If there is a termination of employment (i) by the Company for cause during the first thirty-six months of your employment (whether before or after a Change In Control) or (ii) by you for other than Good Reason during the first twenty-four months of employment and prior to a Change In Control (see Change In Control Agreement), then you shall repay the Company the Sign-On Bonus in full within 90 days after such termination of employment. For avoidance of doubt, if there is a termination of employment (iii) by either the Company or you for any reason after thirty-six months of employment or (iv) by you for any reason after a Change in Control (whether or not for good Reason), then you shall not be required to repay the Sign-On Bonus.

In addition to the compensation set forth above, you will be eligible to receive health and life insurance and other employee benefits in accordance with the terms and conditions of the Company's respective company benefit plans and policies in force and effect, which may be changed, expanded or diminished from time to time during the course of your employment by the Company. A summary of the Company's current employee benefits is enclosed.

As a condition of your employment by the Company, on your date of hire you agree to sign Manufacturers' Services Limited's Agreement with Respect to Confidential Information and Inventions, and Non-Competition which has been furnished to you. You will receive a Change In Control Agreement that requires your signature.

Under the Immigration Reform and Control Act of 1986, employers are required to verify employment eligibility of all new employees. Upon joining the Company, you will be asked to complete INS form I-9 (employment eligibility verification) and to provide for our review either (1) United States passport, certificate of Naturalization or Citizenship, or Alien Registration card with employment authorization and photograph, or, (2) a driver's license or other official photograph identification card, and original Social Security card or birth certificate.

By signing this letter, you represent that you are not subject to any restrictions (including without limitation, any restrictions in connection with any previous employment) that prevent you from accepting this offer of employment or may in the future, so far as you can reasonably foresee, materially and adversely affect your ability to fulfill your responsibilities as an employee of the Company.

Your employment will be on an at-will basis, and either you or the Company may terminate your employment, at any time, with or without "Cause" (as defined herein). If your employment is terminated by the Company (and for this purpose the Company includes any successor in interest) other than for Cause, death or Disability (as defined herein), or by you with Good Reason, you will be entitled to salary continuation payments during the 12-month period following termination. The total of all such payments, which shall be payable in 24 equal installments in accordance with the Company's payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the fiscal year of termination, plus (ii) your target incentive compensation for the current fiscal year, as well as (iii) the pro rated portion of your bonus compensation for the fiscal year in which date of termination occurs (assuming that any applicable performance objectives were achieved at the maximum level of performance and without giving effect to any event or circumstance constituting Good Reason as defined below). Salary continuation payments shall terminate upon your breach of the Confidentiality Agreement. In further consideration for the salary continuation payments, you will sign and deliver to the Company a general release. You will also be eligible for reimbursement of costs of COBRA coverage for up to twelve months. For this purpose:

 (a) "Cause" means (i) your willful and continued failure substantially to perform your duties other than (x) as a result of total or partial incapacity due to physical or mental illness, or (y) for Good Reason), (ii) your dishonesty in the performance of your duties, (iii) your breach of the Confidentiality Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

 (b) "Disability" means physical or mental incapacity resulting in your being unable to perform your essential functions for an aggregate of more than six months during any period of twenty-four consecutive months. Any question as to the existence of your Disability as to which you and the Company cannot agree will be determined by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third, who will make such determination in writing. Such determination of Disability made in writing to the Company and to you will be final and conclusive for all purposes of your employment.

 (c) "Good Reason" means:

 (i) you are removed from your position of Executive Vice President and Chief Operating Officer for any reason other than for Cause or by reason of your death;

 (ii) you are assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position;

 (iii) breach by the Company of any of its material employment obligations to you; or

 (iv) your Base Salary or the percentage of your Base Salary used to calculate your Incentive Compensation is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure.

Your employment will be subject to, and the terms of this letter will be interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.

The foregoing terms and conditions supersede any prior discussions related to your employment by the Company. Please acknowledge your acceptance of these terms and conditions by signing, dating and returning the enclosed duplicate original of this offer letter to me.

Bruce, I want to take this opportunity to say that we look forward to your joining the Company, and we believe that you will make a significant contribution to the success of Manufacturers' Services.

Sincerely,

/s/ Robert C. Bradshaw

Robert C. Bradshaw
President and CEO

Accepted and Agreed:  /s/ Santosh Rao                January 31, 2002
                      -------------------------      ---------------------------
                      Santosh Rao                    Date